May 23, 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Unique Fabricating, Inc.'s Form 8-K dated May 19, 2022, and have the following comments:

1.We agree with the statements made in the first, second, and fourth through seventh paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,
/s/ DELOITTE & TOUCHE LLP
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